Exhibit 10.3

Plant lease contract

Leaseholder (hereinafter referred to as Party A): Cao Rixing, Fangshi Villagers Committee, Renhe Town, Baiyun District, Guangzhou Lessee (hereinafter referred to as Party B): Guangzhou Leizig Electro-Mechanical Co., Ltd

Party A and Party B have negotiated the leasing contract as follows:

1. The factory is located at No. 383 Jiangren 3rd Road, Renhe Town, Baiyun District, Guangzhou, and is leased to Party B. The factory area is 4,775 square meters (22 square meters for security room, 300 square meters for office building, 3,353 square meters for three floors of the factory and 1,100 square meters for four floors of the dormitory). The open space covers 2865 square meters.

2. Rental period: A total of 10 years from May 01, 2023 to April 30, 2033

3. Rent and Deposit:

1. The rent will be calculated from May 1st, 2023. The rent of the factory is calculated per square NA per month, the rent of the open space is per square NA per month, and the parking space in front of the gate is per square NA per month, which totals RMB 110,000 yuan (Party A will only issue receipts for payment collection). The rent will be increased by 10% on the original basis in May 2024. Thereafter, the rent shall be increased by 10% every three years. During the lease term, Party B shall be responsible for all expenses (including lease tax, land use tax, health fee and security fee) required by the village level or above.

2. Upon signing of the Contract, Party B shall pay Party A three-month rental of 330,000 RMB (i.e., RMB three hundred thirty thousand RMB) as a deposit. Upon expiration of the contract, Party A shall return the original rental to Party B without interest.

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Iv. Liability for breach of Contract:

During the term of the contract, if neither party A nor Party B agrees to terminate the contract through negotiation, but only one party unilaterally terminates the contract, the other party shall be deemed to have breached the contract and be liable for breach of contract:

(1) If Party B breaches the contract, Party A shall take back Party B’s right to use the plant, confiscate Party B’s deposit, and require Party B to pay the rent and utilities owed to Party A.

(2) If Party A breaches the contract, Party A shall refund the deposit to Party B in full and pay compensation equal to the deposit to Party B.

V. Responsibilities of Party A:

1. Party A shall apply for building fire protection of the installation plant, which shall be handed over to Party B for use after acceptance by relevant departments (fire extinguisher and other fire protection equipment shall be purchased by Party B). Party B shall handle environmental protection and enterprise licenses (with the assistance of Party A), and shall be responsible for all necessary expenses.

2. After delivering the plant to Party B for use, Party A shall supervise and inspect the use of the plant to Party B. Party B shall repair the damaged doors and Windows, and deliver the doors and Windows and facilities to Party A in good condition upon expiration of the contract.

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(1) Party B shall pay attention to the maintenance of the workshop and facilities like the water, firefighting & electricity, ensure the public roads and roads for firefighting purpose are clear and the normal use of supporting facilities, and maintain the cleanliness, greening and beautification of the plant.

(2) During the lease term, with the consent of Party A, Party B may, on the condition that the building structure of Party A is not affected, temporarily set up in the open space, and Party B’s water & electricity facilities in the plant shall not be dismantled after the expiration of the contract and shall be owned by Party A free of charge.

(3) If Party B needs to rebuild or expand the plant, it shall notify Party A in writing, Party A shall approve the construction, and Party B shall be responsible for the expenses. Party A shall only be responsible for connecting water and electricity to the gate of the plant. Party B shall be responsible for the installation of water and electricity in the plant area in accordance with fire and safety regulations.

Vi. Party B shall be responsible for:

1. The rent shall be paid to Party A on the 10th of each month. If the rent is not paid to Party A for more than 5 days, Party A shall have the right to stop the power supply of the plant and Party B shall bear all consequences caused by the power failure. If Party B fails to pay the rent or water and electricity charges after 15 days, it shall be treated as breach of contract. With reference to the floating price of the local power grid water plant, the current electricity charge shall be calculated by Party B’s own payment of RMB per KWH to the power supply station. The water charge shall be calculated at 7 yuan per cubic meter.

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2. Party B shall operate lawfully during the lease period, otherwise Party A has the right to terminate the contract with Party B and ask Party B to withdraw unconditionally. Party B shall be solely responsible for all economic disputes, economic liabilities, legal liabilities and safety accidents caused by Party B in the process of production and operation, and Party A shall not be jointly and severally liable.

3. Party B shall strengthen the safety education and fire control inspection of its employees, complete the procedures for temporary residents in accordance with the requirements of public security and health management, standardize production, and use fire and electricity safely. In case of any loss caused by accidents (fire, etc.), Party B shall be responsible for all liabilities (repair or compensation).

4. During the lease period, if Party B suffers from irresistible natural disasters and can no longer use the house due to damage, or the contract can no longer be continued due to land requisition by the government, reconstruction of the old village, or forced demolition as illegal construction, neither party shall be liable for breach of contract and the contract shall be terminated naturally (if there is compensation from the state, the land, plant and facilities shall belong to Party A, and the relocation fee shall belong to Party B).

5. If Party B wants to transfer the contract to a third party before the contract period expires, it must negotiate with Party A, report in writing and obtain Party A’s consent.

6. If Party B needs to continue to lease this contract after its expiration, it shall request to renew the lease three months prior to the expiration of the contract. Under the same conditions, Party B has the priority to lease the contract.

7. The above agreement shall be observed by both parties. If there is any inappropriacy in the agreement or special circumstances occur during the lease period, appropriate supplements or modifications may be made upon consent of both parties. The supplementary contract or agreement shall have the same legal effect.

8. This Contract is made in duplicate, with each party holding one copy. The contract shall come into force upon being signed/sealed by both parties.

Party A: /s/ Cao Rixing	Party B: Guangzhou Leizig Electro-Mechanical Co., Ltd (company chop)
Legal representative:	Legal representative:
(Entrusted agent):	(Entrusted agent):
Id number:	Id number:
Address:	Address:
Contact number:	Contact number:

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